ZIMMERMAN SIGN COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 18, 2001

To the Shareholders of
Zimmerman Sign Company:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Zimmerman Sign Company (the "Company") will be held on May 18, 2001 at 10:00 A.M., central time, at the Sheraton Hotel, 5701 South Broadway Avenue, Tyler, Texas for the following purposes:

         1.   To elect six directors of the Company;

         2. To vote upon a proposal to ratify the selection of independent auditors; and

         3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     Only shareholders of record at the close of business on April 11, 2001 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

     Your attention is directed to the Proxy Statement submitted with this notice. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IN THE EVENT YOU DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE SUCH PROXY AND VOTE YOUR SHARES IN PERSON. No postage need be affixed to the enclosed envelope if mailed in the United States.



                                    By Order of the Board of Directors

                                    Jeffrey P. Johnson
                                    Secretary

                             ZIMMERMAN SIGN COMPANY
                              9846 Highway 31 East
                               Tyler, Texas 75705
                                  903-535-7400

                                 PROXY STATEMENT

     Your Proxy is being solicited by the Board of Directors of Zimmerman Sign Company (the "Company" or "Zimmerman") for use at the Annual Meeting of Shareholders to be held at the Sheraton Hotel, 5701 South Broadway Avenue, Tyler, Texas on May 18, 2001 at 10:00 A.M., central time and at any reconvened meeting following adjournment thereof. In addition to solicitation of Proxies by mail, the directors, officers and employees of the Company may solicit Proxies personally, by telephone, telefax or telegram. The expense of all such solicitation, including the cost of preparing, printing and mailing this Proxy Statement, will be borne by the Company. The Company will, upon request, reimburse brokers, banks or other persons for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of the Company's shares. This Proxy Statement, the accompanying Proxy and the Company's Annual Report to Shareholders, which contains financial statements for the year ended December 31, 2000, will first be mailed to shareholders of the Company on or about April 18, 2001.

     A shareholder who has submitted a Proxy pursuant to this solicitation may revoke it at any time before it is voted at the Annual Meeting of Shareholders. A Proxy may be revoked by delivery to the Secretary of the Company, at the Company's address set forth above, a written revocation of such Proxy or a duly executed Proxy bearing a later date that is prior to the date of the Annual Meeting, or by voting in person at the Annual Meeting.

     Only shareholders of record as of the close of business on April 11, 2001 will be entitled to vote at the meeting. On that date, the Company had outstanding and entitled to one vote per share, 1,269,549 shares of Common Stock, par value $0.01 per share ("Common Stock"). A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     If no contrary instruction is indicated, shares represented by properly executed Proxies in the accompanying form of proxy will be voted by the persons designated in the printed portion thereof FOR the election of the nominees named below to serve as directors for a one-year term and FOR the ratification of the selection of KPMG LLP ("KPMG") as independent auditors for the calendar year 2001. Each director must be elected by the affirmative vote of a plurality of the votes cast at the meeting by the holders of shares of Common Stock represented in person or by Proxy. Approval of KPMG as independent auditors requires the affirmative vote of a majority of the shares of Common Stock present or represented at the meeting.

     Management does not know of any other matters to be brought before the meeting at this time; however, if any other matters are brought before the meeting, the proxy holder shall vote in is discretion with respect to the matter. In the event a shareholder specifies a different choice on the Proxy, such shareholder's shares will be voted or withheld in accordance with the specifications so made. Should any nominee for director named herein become unable or unwilling to accept nomination or election, it is intended that the persons acting under proxy will vote for the election of such other person as the Board of Directors of the Company may recommend unless the number of directors is reduced by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected to office.

                 PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth information with respect to beneficial ownership of Common Stock as of April 13, 2001 by (i) all persons known to the Company to be the beneficial owner of 5% or more of the Common Stock, (ii) each director of the Company, (iii) the chief executive officer and each of the Company's four other most highly compensated executive officers whose total annual compensation for 2000 based on salary and bonus earned during 2000 exceeded $100,000, and (iv) all the Company directors and executive officers as a group. To the best knowledge of the Company, all persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                              Amount and Nature
                                                               of  Beneficial
Name of Beneficial Owner                                         Ownership           Percent of Class(10)
---------------------------------------------                 ------------------     --------------------
Continental Illinois Venture Corporation and
MIG Partners VIII                                               3,111,287(1)            71.02%
      231 South LaSalle Street
      Chicago, IL 60697
Athena Capital Management, Inc..............................      172,627(2)             4.73%
      621 Germantown Pike, Suite 105
      Plymouth Meeting, PA 19462
Robert L. Moran.............................................            0                   0%
David E. Anderson ..........................................      505,987(3)            13.66%
      3409 Caruth Blvd
      Dallas, TX 75225
Tom E. Boner................................................      148,161(4)             3.96%
Michael W. Coppinger........................................       61,685(5)             1.67%
Jeffrey P. Johnson..........................................       42,559(6)             1.16%
Andrea P. Joselit...........................................      3,111,287(7)          71.02%
Robert F. Perille...........................................      3,111,287(8)          71.02%
Susan A. M. Gohman..........................................      3,111,287(9)          71.02%
All directors and executive officers as a group
     (8 persons)............................................        758,392             19.67%

(1) On April 12, 2001, Continental Illinois Venture Corportion ("CIVC") and MIG Partners, VIII ("MIG") purchased 2,380,952 shares of Common Stock of the Company, representing 65.22% of the Outstanding Common Stock at that date. Based on a statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission on October 9, 1998, CIVC was the direct beneficial owner of warrants to purchase 819,310 shares of Common Stock, and MIG was the direct beneficial owner of warrants to purchase 204,827 shares of Common Stock. On January 11, 1999, CIVC surrendered to the Company, and the Company canceled, warrants to purchase 235,042 shares of Common Stock, and MIG surrendered to the Company, and the Company canceled, warrants to purchase 58,760 shares of Common Stock. As of April 13, 2000, CIVC was the direct beneficial owner of warrants to purchase 584,268 shares of Common Stock, and MIG was the direct beneficial owner of warrants to purchase 146,067 shares of Common Stock. In the Schedule 13D, CIVC and MIG affirmed that they are a "group" for purposes of Section 13(d)(3) of the Exchange Act, and they share voting and dispositive power of all shares held by each of them. Therefore, each may be deemed to own beneficially warrants currently exercisable into 730,335 shares of Common Stock, which, when exercised would result in ownership of approximately 16.67% of the Issuer's Common Stock as computed under Rule 13d-3. The Schedule 13D filing was also made jointly by the following: (i) Bank of America National Trust and Savings Association, a national trust and savings association, ("BA Bank"), by virtue of its ownership of all of the outstanding common stock of CIVC;
       (ii) BankAmerica Corporation, a Delaware corporation, by virtue of its ownership of all of the outstanding common stock of BA Bank; and (iii) Sheryl E. Bartol, Matthew W. Clary, Andrea P. Joselit (a director of the Company), Jeffrey M. Mann, Dennis P. McCrary, Jason A. Mehring and Robert
       F. Perille (a director of the Company), by virtue of their each being a general partner of MIG.

(2) Based on a statement on Schedule 13G filed with the Securities and Exchange Commission dated January 30, 2001, Athena Capital Management, Inc. was the beneficial owner at December 31, 2000 of 172,627 shares of which it has shared voting and dispositive power.

(3) Includes 53,564 shares of Common Stock subject to presently exercisable warrants.

(4) Includes 48,639 shares of Common Stock subject to presently exercisable options and 37,699 shares of Common Stock subject to presently exercisable warrants.

(5) Includes 22,956 shares of Common Stock subject to presently exercisable options and 15,546 shares of Common Stock subject to presently exercisable warrants.

(6) Includes 23,256 shares of Common Stock subject to presently exercisable options and 3,848 shares of Common Stock subject to presently exercisable warrants.

(7) Ms. Joselit does not directly own shares of Common Stock. Ms. Joselit is a general partner of MIG, which is a beneficial owner of 2,380,952 shares of Common Stock and warrants currently exercisable into 730,335 shares of Common Stock. Ms. Joselit disclaims beneficial ownership of such shares.

(8) Mr. Perille does not directly own shares of Common Stock. Mr. Perille is general partner of MIG, which is a beneficial owner of 2,380,952 shares of Common Stock and warrants currently exercisable into 730,335 shares of Common Stock. Mr. Perille disclaims beneficial ownership of such shares.

(9)    Ms.  Gohman does not directly own shares of Common Stock.  Ms.  Gohman is an associate of MIG, which is a beneficial owner of 2,380,952 shares of Common Stock and warrants currently exercisable into 730,335 shares of Common Stock. Ms. Gohman disclaims beneficial ownership of such shares.

(10) Percent of Class calculation includes all beneficially owned shares including presently exercisable options and warrants for each beneficial owner. The calculation assumes that all beneficially owned shares are exercised by only that beneficial owner for his or her individual calculation and that no other options or warrants are exercised by any other beneficial owner.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     Six directors will be elected at the meeting, each to hold office until the next Annual Meeting of Shareholders and until such director's successor shall be elected and shall qualify or until his earlier resignation, removal from office or death.

     Pursuant to the terms of the Amended and Restated Stockholders Agreement by and among the Company and certain of its shareholders, dated as of April 13, 2001, the Board of Directors of the Company shall consist of seven members. Each of the six current directors has been nominated for reelection. Carl A. Goldman, a member of the Board of Directors since 1996, resigned his directorship effective March 23, 2001 for personal reasons. A nominee to stand for the position vacated by Mr. Goldman has not yet been named by the Board of Directors. Under Texas law, the Board of Directors may fill such vacancy prior to the next Annual Meeting of Shareholders. See "Certain Relationships and Related Transactions."

     It is intended that shares represented by Proxies will be voted for the election of the nominees named below. If at the time of the meeting any of the nominees should be unwilling or unable to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute or substitutes, as the Board of Directors recommends. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve as a director.

               THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                 VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES.

     The persons named below have been nominated for election as directors. All of such nominees presently serve as directors of the Company.

David E. Anderson, age 56

David E. Anderson has been Chairman of Zimmerman since November 1996 and a Director since 1982. Mr. Anderson was Chairman of Zimmerman Holdings, Inc. (formerly the immediate parent company of Zimmerman) for more than five years prior to November 1996. From 1981 until 1986, he was Executive Vice President and a Director of Independence Holding Company. Previously, Mr. Anderson was a Vice President of The Dyson-Kissner-Moran Corporation and a Vice President of Continental Illinois National Bank and Trust Company of Chicago.

Tom E. Boner, age 62

Tom E. Boner has been Vice Chairman of Zimmerman since 2000, a director since 1984, and served as President from 1984 to 2000. Mr. Boner served as Director of Sales and Marketing upon joining Zimmerman in 1981. From 1970 to 1975, he was in sales with American Sign and Indicator, and from 1976 until 1981, was with American Bank Equipment Company. Mr. Boner served as a Director of the International Sign Association from 1986 until 1995 and was Chairman thereof in 1993.

Robert L. Moran, age 46

Robert L. Moran has been President, Chief Executive Officer and a Director of Zimmerman since November, 2000. He has previously been President and Chief Executive Officer of The Omega Group in Waterloo, Iowa from 1998-2000, after serving as Vice President of Operations from 1996-1997. Omega is one of the largest privately held manufacturers of kitchen and bath cabinets in the United States. Prior to joining Omega, he was President for Conair-Martin/Wortex, a manufacturer of equipment for the plastics industry.

Andrea P. Joselit, age 34

Andrea P. Joselit has been a Director of Zimmerman since September 1998. She has been a Principal of Bank of America Capital Investors in Chicago since October 1997 and for 4 years prior to that was an Associate in that group. Prior thereto, she spent two years as a Financial Analyst in the Energy & Minerals Corporate Lending Group of Continental Bank, and two years as an Accounting Analyst in the Capital Markets Operations Group.

Susan A. M. Gohman, age 28

Susan A. M. Gohman has been a Director of Zimmerman since December 2000. She has been an associate of Bank of America Capital Investors in Chicago since August 2000. Prior thereto, she spent two years with Prudential Capital Group.

Robert F. Perille, age 42

Robert F. Perille has been a Director of Zimmerman since September 1998. He has been a Managing Director of Bank of America Capital Investors in Chicago since 1992. Prior thereto, Mr. Perille spent four years in Continental Bank's New York Structured Finance Group, one year in the Capital Markets group in New York, and six years in the New England regional office. Mr. Perille also serves as a director of Engineered Glass Products LLC; ELF Machinery, LLC; Innovative Manufacturing Solutions, Inc.; Woodcraft Industries, Inc.; and Claire-Sprayway, Inc.

Board Committees and Meetings

     The Board of Directors met four times in 2000. Each member of the Board participated in at least 75% of all Board of Directors meetings and applicable committee meetings held during the period for which he or she was a director. The Board of Directors has an Audit Committee and a Compensation Committee.

     The Audit Committee currently consists of Robert F. Perille and Andrea P. Joselit. The Audit Committee provides the opportunity for direct communication between the independent certified public accountants, the internal accounting staff and the Board of Directors. The Audit committee met three times during fiscal 2000 to review the scope and results of the fiscal 2000 audit, to review various matters with respect to internal financial controls and procedures, to consider the engagement of the Company's auditors for fiscal 2001, to review the timing and planning of the 2001 audit and approve the filing of the Form 10-K consistent with the Audit Committee Charter. For additional information concerning the Audit Committee, see "Report of Audit Committee."

     The Company also has a Compensation Committee, which is responsible for reviewing and approving the compensation of executive officers, reviewing and recommending for approval the compensation of directors, advising management regarding employee benefits, and administering the Company's 1996 Stock Option Plan. The Compensation Committee currently consists of Robert F. Perille and David E. Anderson. The committee met twice in 2000. For additional information concerning the Compensation Committee, see "Compensation Committee Report on Executive Compensation" and "Compensation Committee Interlocks and Insider Participation."

Director's Compensation

     Directors of the Company who are not also employees of the Company or employees of an affiliate of the Company receive an annual fee of $7,000 plus $1,000 for each Board meeting and $500 for each Committee meeting attended. Directors who are officers of the Company do not receive compensation for serving as directors of the Company.

     Pursuant to the Company's 1996 Stock Option Plan, directors of the Company who are not also employees of the Company or employees of an affiliate of the Company ("Independent Directors") are eligible to participate in the Company's Stock Option Plan under terms and conditions approved by the Compensation Committee.






















                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth compensation paid by Zimmerman to its chief executive officer, its former chief executive officer and the four other most highly compensated executive officers (collectively the "Named Executive Officers") for the years ended December 31, 2000, 1999 and 1998.



                                                                                    Long Term Compensation
                                                                              ------------------------------------
                                                                                Awards                  Payouts
                                                                              ------------             -----------
                                                Annual Compensation           Restricted   Securities              All Other
                                        -------------------------------------
                                                               Other Annual      Stock     Underlying     LTIP      Compensa-
Name and Principal Position     Year    Salary($)  Bonus($)   Compensation($)  Awards($)   Options(1)   Payouts($)  tion($)(2)
------------------------------ -------- ---------- ---------- --------------- ------------ ----------- ----------- -----------

Robert L. Moran (3)            2000      19,743            0       ---            ---         ---         ---             ---
  President and CEO            1999           0            0       ---            ---         ---         ---             ---
                               1998           0            0       ---            ---         ---         ---             ---

David E. Anderson (4)          2000     125,000            0       ---            ---         ---         ---           1,032
  Chairman and Former CEO      1999     125,000            0       ---            ---         ---         ---           1,113
                               1998     125,000       23,150       ---            ---         ---         ---           1,104

Tom E. Boner                   2000     185,000            0       ---            ---         ---         ---           5,682
  Vice Chairman                1999     185,000       20,040       ---            ---         ---         ---           5,238
                               1998     200,500       37,332       ---            ---      10,000         ---           5,254

Michael W. Coppinger           2000     133,875            0       ---            ---         ---         ---           4,857
  Vice President, Sales        1999     127,500       11,510       ---            ---         ---         ---           4,229
                               1998     127,500       25,882       ---            ---         ---         ---           4,840

Jeffrey P. Johnson             2000     131,775            0       ---            ---         ---         ---           4,788
  Vice President and Chief     1999     125,500       11,330       ---            ---         ---         ---           5,035
  Financial Officer            1998     122,000       23,972       ---            ---       7,800         ---           4,778

John T. Griggs (5)             2000     131,775            0       ---            ---         ---         ---           4,788
  Vice President,              1999     125,500       11,330       ---            ---         ---         ---           4,062
Manufacturing
                               1998     122,000       21,892       ---            ---      15,500         ---           4,701

----------------------------------------------
(1) Reflects options to purchase shares of Common Stock.

(2) Represents dollar value of premiums paid for term life insurance, contributions made under Zimmerman's 401(k) savings plan instituted in 1995, and other compensation. The amounts for 2000, 1999, and 1998 term life insurance for all executive officers were $432, $488 and $504 respectively. The balance of 2000, 1999, and 1998. All Other Compensation for each executive officer represents 401(k) contributions.

(3) Mr. Moran was hired as President and Chief Executive Officer on November 27, 2000.

(4)  Mr. Anderson served as Chief Executive Officer until November 27, 2000.

(5)  Mr. Griggs is no longer an officer or employee of the Company.

Option Grants in 2000

No options to purchase Common Stock were granted to the Named Executive Officers during 2000. The Company has not granted stock appreciation rights.

Option Exercises in 2000 and Year End Option Values

     The following table provides information related to options to purchase Common Stock exercised by the Named Executive Officers during 2000 and the number and value of such options held at December 31, 2000. The Company does not have any outstanding appreciation rights.

                                                               Number of Securities
                                                               Underlying Unexercised       Value of Unexercised
                                                               Options At                   In-the-Money Options at
                                   Shares                      December 31, 2000             December 31, 2000 (1)
                                   Acquired On     Value       -------------------------  --------------------------
Name                               Exercise        Realized    Exercisable Unexercisable  Exercisable  Unexercisable
---------------------------------------------------------------------------------------------------------------------------
Robert L. Moran..................     0             $ 0               0          0         $     0        $    0
David E. Anderson................     0               0               0          0               0             0
Tom E. Boner.....................     0               0          48,639          0               0             0
Michael W. Coppinger.............     0               0          22,956          0               0             0
Jeffrey P. Johnson...............     0               0          23,256          0               0             0
John T. Griggs...................     0               0          23,228          0               0             0

(1) The closing price of the Common Stock as reported by Nasdaq Trading and Market Services on December 29, 2000, the last trade completed in 2000, was $2.4375. In accordance with SEC regulations, value is calculated based on the difference between the option exercise price and $2.4375 multiplied by the number of shares of Common Stock underlying the options.

Employment Agreements

         The Company currently has no employment contracts outstanding.

Compensation Committee Interlocks and Insider Participation

     No directors have interlocking or other relationships with other boards or Zimmerman that require disclosure under Item 402(j) or Item 404 of Regulation S-K, except as disclosed herein under "Certain Relationships and Related Transactions."

Compensation Committee Report on Executive Compensation

     Prior to December 31, 1996, Zimmerman did not have a Compensation Committee, and executive compensation was set by the Board of Directors. Under the guidance of the Board, compensation policies have been designed which align executive compensation to performance in areas key to Zimmerman's long-term success. Zimmerman's compensation objective is to maximize shareholder value by attracting, rewarding, and retaining highly qualified and productive individuals and by motivating executives and key employees toward achieving Zimmerman's strategic goals and plans. The key components of Zimmerman's executive compensation are base salary and annual incentive awards.

     The Board annually reviews and establishes base salaries, which are at levels that the Board believes are competitive with industry and regional pay practices and economic conditions. In determining appropriate salary levels, the Board considers criteria including the individual's level and scope of responsibility and performance contributions, as well as internal and market comparisons. Zimmerman awards annual cash incentive bonuses to reward executive officers and other key employees based upon individual performance and the achievement of specific financial and operational goals determined for the year. Payments of incentive bonus awards are also contingent upon the Company attaining certain levels of annual operating profitability.

     In regard to Mr. Anderson, in 2000, he participated in Zimmerman's profit incentive plan under which he was entitled to earn a cash incentive bonus of up to 60% of base salary. The plan had an escalating schedule under which profit incentive awards were linked to year-to-year improvement in Zimmerman's earnings before interest expense, taxes, depreciation and amortization. Through this mechanism, approximately 100% of Mr. Anderson's achievable bonus in 2000 was directly tied to profit improvement.

     Messrs. Boner, Moran, Coppinger and Johnson also participate in Zimmerman's profit incentive plan. As in the case of Mr. Anderson, the bonus awards listed in the Summary Compensation Table for Messrs. Boner, Moran, Coppinger and Johnson reflect cash incentive awards under such plan. No bonuses were paid to the executive officers for the fiscal year 2000.

     Under the Stock Option Plan, Zimmerman's executive officers will be eligible to receive stock option grants at the discretion of the Compensation Committee.

    This report submitted by the 2000 Compensation Committee:
         David E. Anderson          Robert F. Perille


Section 16(a) Beneficial Ownership Reporting Compliance

     The Company's directors, executive officers, and any person holding more than ten percent of Zimmerman's Common Stock are required under the federal securities laws to report their initial ownership of Zimmerman's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Zimmerman is required to disclose in this proxy statement any late filings of those reports. During the fiscal year ended December 31, 2000, Susan A. H. Gohman, and Robert L. Moran each failed to timely file an Initial Statement of Beneficial Ownership of Securities on Form 3, as required by Section 16(a) ("Section 16(a)") of the Securities and Exchange Act of 1934, as amended. The Company believes there are no other directors, executive officers or greater than ten percent beneficial owners that have failed to timely file reports required by Section 16(a). In making this disclosure, the Company has relied solely on the representations of its directors, executive officers and its ten percent holders and copies of the reports furnished to the Company.


                             STOCK PERFORMANCE CHART

                      COMPARE CUMULATIVE TOTAL RETURN AMONG
                         ZIMMERMAN SIGN COMPANY, NASDAQ
                   NON-FINANCIAL INDEX AND RUSSELL 2000 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

ZIMMERMAN SIGN CO.
NASDAQ NON-FINANCIALS
RUSSELL 2000 INDEX


            Zimmerman Sign Co.   NASDAQ Non-Financials   Russell 2000 Index
            ------------------   ---------------------   ------------------
1/22/97     $100.00              $100.00                 $100.00
12/31/97    $150.00              $108.92                 $119.94
12/31/98    $142.50              $159.48                 $116.58
12/31/99    $132.50              $306.74                 $139.42
12/31/00    $97.50               $182.17                 $133.40


ASSUMES $100 INVESTED ON JAN 22, 1997
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC 31, 2000


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On September 30, 1998, the Company, Continental Illinois Venture Corporation, a Delaware corporation ("CIVC"), MIG Partners VIII, a Delaware partnership ("MIG"), and David E. Anderson, Tom E. Boner, Michael W. Coppinger, John T. Griggs, Jeffrey P. Johnson and Michael St. Onge (all of whom are or were executive officers and/or directors of the Company) (the "Management Purchasers"), entered into that certain Senior Subordinated Note, Preferred Stock and Warrant Purchase Agreement (the "Securities Purchase Agreement"). Two of the Company's directors, Mr. Perille and Ms. Joselit, are general partners of MIG, and Mr. Perille is an officer of CIVC.

     Under the Securities Purchase Agreement, the Company issued to CIVC, MIG and the Management Purchasers 12% Senior Subordinated Notes (the "Notes") in the aggregate principal amount of $4 million and issued to CIVC, MIG and certain of the Management Purchasers an aggregate of 52,500 shares of the Company's Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), which has a liquidation and redemption value of $5.25 million and is mandatorily redeemable on September 30, 2006. The Series A Preferred Stock is also redeemable at the option of the Company and if redeemed prior to September 30, 2003, the redemption value would increase between 1% and 5%. In connection with the issuance of the Notes and Series A Preferred Stock under the Securities Purchase Agreement, the Company issued immediately exercisable warrants representing the right to purchase shares of the Company's Common Stock (161,880 warrants related to the Notes and 1,036,034 warrants related to the Preferred Stock) at an exercise price of $3.79 per share, the approximate market price of the Common Stock at the transaction date (the "Warrants").

     On September 30, 2000, the Company amended the Securities Purchase Agreement. The terms and conditions of the amended agreement were substantially the same as the original agreement except that several definitions and certain financial covenants were modified.

     On April 13, 2001, the Company also amended the Securities Purchase Agreement, the Notes, Series A Preferred Stock and the Warrants, amending certain terms of the instruments and certain financial covenants in the Securities Purchase Agreement governing such instruments. The amendments to the Notes increased the interest payable on the Notes from 12% to 15% and allow the Company to defer payment of interest on the Notes that accrues prior to July 1, 2002 and a portion of such interest thereafter. The amendments to the Series A Preferred Stock increased the dividend rate for the Series A Preferred Stock from 8% to 11% and allow the Company to defer payment of dividends on the Series A Preferred Stock that accrue prior to July 1, 2002 and a portion of such dividends thereafter. If the Company has achieved a specified cash flow leverage ratio for two consecutive measurement periods and accrued interest is paid, then the interest rate will be reduced to 12% and the dividend rate on the Series A Preferred Stock will be reduced to 8%.

     The amendments to the Series A Preferred Stock also increased from 2 to 3 the number of directors that the holders of Series A Preferred Stock are entitled to nominate to the Board of Directors of the Company. In addition, the directors nominated by the holders of Series A Preferred Stock are now entitled to cast two votes with respect to any matter submitted to a vote of the Company's Board of Directors. All other directors are entitled to cast one vote.

     Pursuant to the terms of the Amended and Restated Stockholders Agreement, the Board of Directors shall consist of seven members, three of which shall be designated by CIVC and MIG, three of which shall be designated by the Management Purchasers, and one of which will be an independent director designated by the Management Purchasers and acceptable to CIVC and MIG.

     The Warrants were also amended to waive certain anti-dilution rights of the Warrant holders that would have entitled them to additional shares of common stock upon exercise of their rights under the Warrants based upon the shares issued and sold pursuant to the Common Stock Purchase Agreement as described below. Amended Warrants were reissued to existing Warrant holders and the existing Warrants were cancelled.

     In connection with the amendment of the Securities Purchase Agreement, the Company entered into a Common Stock Purchase Agreement (the "Common Stock Purchase Agreement") with CIVC and MIG, dated as of April 13, 2001, pursuant to which CIVC and MIG purchased from the Company a total 2,380,952 shares of the Company's common stock at a price per share of $0.84 for a total purchase price of $2,000,000. The price per share was based on an independent appraisal. Proceeds from the stock transaction will be used to reduce the outstanding debt under the Company's long-term debt facilities.

     In connection with the Common Stock Purchase Agreement, the Company entered into an Amended and Restated Registration Agreement with CIVC, MIG, David E. Anderson, Tom E. Boner and certain other holders of the Company's common stock, amending and restating the terms of the Registration Agreement entered into by such parties on September 30, 1998. In addition, the Company entered into an Amended and Restated Stockholders Agreement with CIVC, MIG and the Management Purchasers, amending and restating the terms of the Stockholders Agreement entered into by such parties on September 30, 1998.

     The table below sets forth the name of each purchaser and the specific amounts of Notes, Series A Preferred Stock and Warrants purchased pursuant to the Securities Purchase Agreement:


                                                         Face Amount              Warrants (1)
                          Note           Series A        Of Series A       ----------------------------
   Purchasers           Principal        Preferred        Preferred          Prior to         After
                         Amount            Stock            Stock           Surrender       Surrender
------------------    -------------    --------------    -------------     -------------    -----------
CIVC..............      $2,898,700            40,763       $4,076,300           819,310        584,268
MIG...............        $322,100             4,529         $452,900           204,827        146,067
David Anderson....        $236,133             3,322         $332,200            75,113         53,564
Tom Boner.........        $166,200             2,338         $233,800            52,864         37,699
Mike Coppinger....         $68,600               964          $96,400            21,800         15,546
Mike St.Onge......         $41,600               584          $58,400            13,208          9,419
Jeff Johnson......        $133,333                 0               $0             5,396          3,848
John Griggs.......        $133,333                 0               $0             5,396          3,848
                      -------------    --------------    -------------     -------------    -----------
Total                   $4,000,000            52,500       $5,250,000         1,197,914        854,259

         (1) Purchasers surrendered without consideration 343,655 Warrants on January 8, 1999 as described below.

     On September 30, 1998, Mr. Anderson entered into a Share Option Purchase Agreement with the Company and certain of the Company's shareholders that are affiliates of Geneve Holdings, Inc. (collectively, the "Geneve Affiliates") pursuant to which, in consideration of $0.25 cash per share, the Geneve Affiliates granted to (i) the Company an option to purchase an aggregate of 357,143 shares of Common Stock at a price per share equal to (a) $1.50 in cash and (b) .0175 shares of Series C Preferred Stock, par value $0.01 per share, of the Company; and (ii) Anderson an option to purchase an aggregate of 428,000 shares of Common Stock at a price per share equal to $3.25 in cash. The options were exercisable only between the open of business on January 4, 1999 and the close of business on January 8, 1999. Mr. Anderson and the Company entered into a Purchase Agreement (the "Anderson Purchase Agreement") on September 30, 1998, pursuant to which, promptly upon consummation of the transactions contemplated by the Share Option Purchase Agreement, Mr. Anderson agreed to sell and the Company agreed to buy 228,000 shares of Common Stock in exchange for $98,000 in cash and 7,000 shares of the Company's Series B Preferred Stock, par value $0.01 per share.

     On September 30, 1998, the Company, CIVC, MIG, the Geneve Affiliates and the Management Purchasers entered into a letter agreement pursuant to which CIVC, MIG and the Management Purchasers agreed to surrender, without consideration, to the Company a portion of the Warrants issued under the Securities Purchase Agreement upon consummation of the transactions contemplated by the Share Option Purchase Agreement and the Anderson Purchase Agreement.

     On January 8, 1999, the Company and Mr. Anderson exercised the purchase options granted by the Geneve Affiliates under the Share Option Purchase Agreement as described above. On January 11, 1999, in accordance with the Anderson Purchase Agreement, the Company purchased 228,000 shares of Common Stock from Mr. Anderson, and in accordance with the letter agreement, CIVC, MIG and the Management Purchasers surrendered to the Company a portion of their Warrants without consideration as follows: CIVC surrendered Warrants for 235,042 shares of Common Stock, MIG surrendered Warrants for 58,760 shares of Common Stock, Mr. Anderson surrendered Warrants for 21,549 shares of Common Stock, Mr. Boner surrendered Warrants for 15,165 shares of Common Stock, Mr. Coppinger surrendered Warrants for 6,254 shares of Common Stock, Mr. St. Onge surrendered Warrants for 3,789 shares of Common Stock, Mr. Johnson surrendered Warrants for 1,548 shares of Common Stock, and Mr. Griggs surrendered Warrants for 1,548 shares of Common Stock.

Report of the Audit Committee

     The Securities and Exchange Commission rules now require the Company to include in its proxy statement a report from the Audit Committee of the Board. The following report concerns the Audit Committee's activities regarding oversight of the Company's financial reporting and auditing process.

     The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of The Nasdaq Stock Market, and it operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Exhibit A. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.

     The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG, the Company's independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee's members in business, financial and accounting matters.

     Among other matters, the Audit Committee monitors the activities and performance of the Company's internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company's independent auditor. The Committee recommended the reappointment of the independent auditors and, based on such recommendation, the Board reappointed KPMG LLP as the Company's independent auditors.

     The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of the Company's financial, accounting and internal controls. The Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor and the independent auditor represented that its presentations included the matters required to be discussed with the independent auditor by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." The Company's independent auditor also provided the Committee with the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Committee discussed with the independent auditor that firm's independence.

     In addition to retaining KPMG to audit the financial statements for 2000, the Company retained KPMG to provide consulting services with respect to tax related matters in 2000. The aggregate fees incurred for professional services by KPMG in 2000 were $67,500 for the annual audit of the Company's financial statements and quarterly reviews of the financial information included in the Company's Forms 10-Q, and $3,500 for tax related matters. No other services were provided by KPMG during 2000.

     Following the Committee's discussions with management and the independent auditor, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

         Audit Committee:

         Andrea P Joselit
         Robert F. Perille


                                   PROPOSAL 2

                     RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has selected KPMG LLP ("KPMG") as the independent auditors of the Company for the year ended December 31, 2001. It is anticipated that representatives of KPMG, who also served as the Company's independent auditors for the year ended December 31, 2000, will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and to answer any appropriate questions.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2

                              SHAREHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the Company's 2002 Annual Meeting of Stockholders must send the proposal to: Jeffrey P Johnson, Secretary, Zimmerman Sign Company, 9846 Highway 31 East, Tyler, Texas 75705.

     If the stockholder intends to present the proposal at the Company's 2002 Annual Meeting of Stockholders and have it included in the Company's proxy materials for that meeting, the proposal must be received by the Company no later than 5:00 p.m. Tyler, Texas time on December 13, 2001, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

     The Company is not obligated to include any shareholder proposal in its proxy materials for the 2002 annual meeting if the proposal is received after the December 13, 2001 deadline. If a stockholder submits a proposal after the December 13, 2001 deadline but still wishes to present the proposal at the 2002 annual meeting, the proposal must be received by the Company no later than March 6, 2002, and must present a proper matter for shareholder action.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Company knows of no other business to be presented for action at the meeting. As to any business which would properly come before the meeting, the Proxies confer discretionary authority in the persons named therein and those persons will vote or act in accordance with their best judgment with respect thereto.


                                    By Order of the Board of Directors

                                    Jeffrey P. Johnson
                                    Secretary

April 13, 2001

                                    Exhibit A

                             Zimmerman Sign Company
            Charter of the Audit Committee of the Board of Directors

I.       Audit Committee Purpose

         The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities, The Audit Committee's primary duties and responsibilities are to:

         o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

         o Monitor the independence and performance of the Company's independent auditors and the performance of the internal auditing department.

         o Provide an avenue of communication among the independent auditors, management. the internal auditing department, and the Board of Directors.

         The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.      Audit Committee Composition and Meetings

         The Audit Committee shall be comprised of three or more directors as determined by the Board, at least one of whom shall be an independent nonexecutive director free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

         The Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believes should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III.     Audit Committee Responsibilities and Duties

         Review Procedures

         1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

         2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principals, practices and judgments.

         3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

         4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principals and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

         Independent Auditors

         5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

         6. Approve the fees and other significant compensation to be paid to the independent auditors.

         7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

         8. Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

         9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

         10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principals as applied in its financial reporting.

         Internal Audit Department and Legal Compliance

         11. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

         12. Review the appointment, performance arid replacement of the senior internal audit executive.

         13. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

         14. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

         Other Audit Committee Responsibilities

         15. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

         16. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

         17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

         Other Optional Charter Disclosures

         18. Review financial and accounting personnel succession planning within the Company.

         19. Annually review policies and procedures as well as audit results associated with directors' and officers' expense accounts and perquisites. Annually review a summary of directors' and officers' related party transactions and potential conflicts of interest.

                                  (Back Cover)

/X/  PLEASE MARK VOTES
     AS IN THIS EXAMPLE



- -----------------------------------------     1.  Election of Directors.
         ZIMMERMAN SIGN COMPANY                   Nominees:
- -----------------------------------------
                                                          ---------------------
David E. Anderson                     For All     With-   For All
Tom E. Boner                          Nominees    held    Except as noted above
Carl A. Goldman                       / /        / /     / /
Andrea P. Joselit
Robert F. Perille
Susan A. M. Gohman
Robert L. Moran

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

RECORD DATE SHARES:

                                                     For   Against   Abstain
2.  Ratification of the selection of KPMG LLP as     / /     / /       / /
    independent public accountants to audit the Company's financial statements for the 2000 fiscal year.

3. In their discretion, on any other matter that may properly come before the meeting or any adjournment thereof.

    Mark box at right if an address change or comment has been / / noted on the reverse side of this card.


                                                           ------------
Please be sure to sign and date this Proxy.                Date
- -----------------------------------------------------------------------

      Shareholder sign here        Co-owner sign here
- ------                     --------                  -----

DETACH CARD                                                          DETACH CARD




                             ZIMMERMAN SIGN COMPANY

                         ANNUAL MEETING OF SHAREHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints David E. Anderson and Jeffrey P. Johnson, each with power to act without the other and with full power of substitution, as Proxies to represent and to vote, as designated on the reverse, all Common Stock of Zimmerman Sign Company owned by the undersigned, at the Annual Meeting of Shareholders to be held at the Sheraton Hotel, 5701 S. Broadway Avenue, Tyler, TX 75703 on May 18, 2001 at 10:00 a.m. central time.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no specific direction is given, this proxy will be voted (i) for the election of the nominees for director, (ii) for the ratification of the selection of KPMG LLP as independent public accountants to audit the Company's financial statements for the 2000 fiscal year and (iii) at the discretion of the proxy holders with regard to any other matter that may properly come before the meeting or any adjournment thereof.

- ------------------------------------------------------------------------------
THIS PROXY MAY BE REVOKED PRIOR TO THE EXERCISE OF THE POWERS CONFERRED BY THE PROXY.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE DATE, SIGN EXACTLY AS SHOWN HEREON AND MAIL PROMPTLY THIS PROXY IN THE ENCLOSED ENVELOPE.

Note: When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name by an authorized person.

Signature:                                              Date:
          -----------------------------------                  -------------

Signature:                                              Date:
          -----------------------------------                  -------------